Exhibit 10.35

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

RETIREMENT PLAN

FOR DIRECTORS OF

CNF TRANSPORTATION INC.

The Amended and Restated Retirement Plan for Directors of CNF Transportation Inc., as amended through the 1994 Restatement (the “Retirement Plan”), is further amended as follows:

1.    Death Benefits

In order to provide more flexibility to Directors in planning their estates, Article IV, subsection (e), is amended in its entirety so as to read as follows:

“(e)	Beneficiary Designation; Death Benefits.

A director may designate a beneficiary for his or her retirement benefits by completing and signing a beneficiary designation form and returning it to the Committee. A director shall have the right to change a beneficiary at any time without the consent of the beneficiary, by completing, signing and otherwise complying with the Committee’s rules and procedures as in effect from time to time. Upon the receipt by the Committee of a new beneficiary designation form, all beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last beneficiary designation form filed by the director with the Committee prior to death.

In the case of a married director, if the director names someone other than his or her spouse as a primary beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that director’s spouse and returned to the Committee. No consent is required if it is established to the satisfaction of the Committee that consent cannot be obtained because the spouse cannot be located.

If a director dies after having vested in a benefit under this Plan, but before all payments due to that director have been made, a lump sum present value of the remaining benefits shall be payable (i) to the beneficiary designated in accordance with the terms of the preceding paragraph, or (ii) if no such beneficiary has been so designated, to the director’s estate. Present value shall be determined as of the date of death using the published prime rate of Bank of America N.T. & S.A. then in effect.”

2.    Termination of Plan.

The plan shall terminate as of the effective date set forth in Section 3 hereof; provided, however, the Company’s obligation to make payments of accrued unpaid retirement benefits, in accordance with the terms of the plan, to directors who retired prior to January 1, 1999 shall survive the termination of the plan. The obligation of the Company to pay the accrued unpaid retirement benefits of all other directors under the plan shall not survive the termination of the plan, given that other forms of compensation shall have been given to such directors in lieu of their accrued retirement benefits under the plan.

3.    Effective Dates.

The changes made pursuant to Section 1 hereof shall be effective as of January 1, 1999. The termination of the Plan pursuant to Section 2 hereof shall be effective December 31, 1999.

CNF TRANSPORTATION INC.

By:
Executed : April 30, 1999

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